Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Akoustis Technologies, Inc. (the “Company”) on Form S-8, File No. 333-215153, and Form S-1, File No. 333-225870, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated August 29, 2018, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. and Subsidiary as of June 30, 2018 and 2017 and for the two years in the period ended June 30, 2018, which report is included in this Annual Report on Form 10-K of Akoustis Technologies, Inc. for the year ended June 30, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

August 29, 2018